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                                   FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

        JNLNY Separate Account I

Address of Principal Business Office:

        2900 Westchester Avenue, Purchase, New York  10577

Telephone Number (including area code):

        888-367-5651

Name and address of agent for service of process:


       Thomas J. Meyer                       With a copy to:
       Vice Pres. & General Counsel          Judith A. Hasenauer
       Jackson National Life Insurance       Principal
         Company of New York                 Blazzard, Grodd & Hasenauer, P.C.
       5901 Executive Dr.                    P.O. Box 5108
       Lansing, MI  48911                    Westport, CT  06881



Check appropriate box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes X  No  .
    -     -

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Lansing and the state of Michigan on the 3rd day of October, 1997.

JNLNY Separate Account I
--------------------------------------------
(Name of Registrant)


By:  Jackson National Life Insurance Company of New York
     ---------------------------------------------------
(Name of sponsor, trustee or custodian)

(SEAL)



Attest:  /s/ Andrew B. Hopping  By:  /s/ Thomas J. Meyer
         ---------------------       --------------------------------
         Andrew B. Hopping           Thomas J. Meyer,
         Senior Vice President       Vice President & General Counsel